Exhibit 99.1

Corporate Headquarters:
Dorman Products, Inc.
3400 East Walnut Street
Colmar, Pennsylvania 18915
Fax: (215) 997-8577

For Further Information Contact:	Visit our Home Page:
Mathias J. Barton, CFO	www.dormanproducts.com
(215) 997-1800 x 5132
E-mail: MBarton@dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings for the Second Quarter Ended June 26, 2010

Colmar, Pennsylvania (July 27, 2010) – Dorman Products, Inc. (NASDAQ:DORM) today announced financial results for the second quarter ended June 26, 2010.

Revenues for the three months ended June 26, 2010 increased 20% over the prior year to $115.0 million from $96.2 million last year.  Net income in the second quarter of 2010 was up 83% to $11.5 million from $6.3 million in the same period last year.  Diluted earnings per share rose 80% in the second quarter of 2010 to $0.63 from $0.35 last year.

For the twenty-six weeks ended June 26, 2010 and June 27, 2009:
•
Revenues in 2010 increased 17.1% over the prior year to $214.0 million from $182.7 million last year.  Revenue growth in both periods was driven by strong overall demand for our products and higher new product sales.

•	Net income in 2010 was up 95% to $21.1 million from $10.8 million last year. Diluted earnings per share in 2010 rose 95% to $1.17 from $0.60 in 2009.
•
Gross profit margin was 37.9% in 2010 compared to 33.1% in 2009. The increase in margin is the result of a reduction in freight expenses and certain material costs, along with lower product return costs.

•
Selling, general and administrative expenses increased 8.4% in 2010 to $46.3 million from $42.7 million in 2009, but were down as a percentage of sales from 23.4% in 2009 to 21.6% in 2010.  The spending increase was the result of higher variable costs related to our sales increase, increased new product development spending and higher incentive compensation expense due to higher earnings levels.  These increases were partially offset by lower operating expenses in most areas due to cost reduction initiatives.

•	Our effective tax rate increased to 39.1% from 38.5% in the prior year. The increase is a result of proportionately higher losses in foreign jurisdictions for which no tax benefit was recorded.
•	Operating cash flow for 2010 was $16.7 million compared to $7.1 million in 2009.

Mr. Richard Berman, Chairman and Chief Executive Officer, said, “We reported a 20% increase in sales in the second quarter, and sales growth of 17% for the year.  Continued growth in our New to the Aftermarket product lines along with strong market demand for most other product lines are the primary reasons for these sales increases.  Our organization remains focused on continuing to strengthen the fundamentals of our business, all of which are centered on new product development and satisfying the needs of our customers and end users.  We are committed to growing all existing Dorman product lines and enhancing this growth with further investments in new product development.”

Dorman Products, Inc. is a leading supplier of OE Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets.  Dorman products are marketed under the Dorman (R), OE Solutions (TM), HELP! (R), AutoGrade (TM), First Stop (TM), Conduct-Tite (R), Symmetry (R) and Scan-Tech (R) brand names.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.  Factors that could cause actual results to differ materially include, but are not limited to, those factors discussed in the Company’s 2009 Annual Report on Form 10-K under Item 1A - Risk Factors.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Second Quarter (unaudited)	6/26/10 Pct.		6/27/09 Pct.
Net sales	$115,009	100.0	$96,242	100.0
Cost of goods sold	71,681	62.3	64,214	66.7
Gross profit	43,328	37.7	32,028	33.3
Selling, general and administrative expenses	24,230	21.1	21,751	22.6
Income from operations	19,098	16.6	10,277	10.7
Interest expense, net	58	-	71	0.1
Income before income taxes	19,040	16.6	10,206	10.6
Provision for income taxes	7,555	6.6	3,937	4.1
Net income	$11,485	10.0	6,269	6.5
Earnings per share
Basic	$0.65	-	$0.36	-
Diluted	$0.63	-	$0.35	-
Average shares outstanding
Basic	17,757	-	17,640	-
Diluted	18,127	-	17,989	-

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per-share amounts)

	26 Weeks		26 Weeks
Second Quarter (unaudited)	6/26/10 Pct.		6/27/09 Pct.
Net sales	$213,985	100.0	$182,673	100.0
Cost of goods sold	132,880	62.1	122,248	66.9
Gross profit	81,105	37.9	60,425	33.1
Selling, general and administrative expenses	46,308	21.6	42,685	23.4
Income from operations	34,797	16.3	17,740	9.7
Interest expense, net	123	0.1	152	0.1
Income before income taxes	34,674	16.2	17,588	9.6
Provision for income taxes	13,574	6.3	6,763	3.7
Net income	$21,100	9.9	$10,825	5.9
Earnings per share
Basic	$1.19	-	$0.61	-
Diluted	$1.17	-	$0.60	-
Average shares outstanding
Basic	17,723	-	17,642	-
Diluted	18,092	-	17,976	-

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
 (in thousands)

	6/26/10	12/26/09
Assets:
Cash and cash equivalents	$23,310		$10,626
Accounts receivable	107,352		88,164
Inventories	92,219		89,927
Deferred income taxes	13,108		12,620
Prepaid expenses	2,408		2,248
Total current assets	238,397		203,585
Property & equipment	25,514		25,218
Goodwill	26,553		26,553
Other assets	1,864		2,046
Total assets	$292,328		$257,402

Liability & Shareholders’ Equity:
Current portion of long-term debt	$92	$
Accounts payable	31,374		16,098
Accrued expenses and other	12,789		14,244
Total current liabilities	44,255		30,432
Long-term debt and other	3,151		2,941
Deferred income taxes	8,782		8,694
Shareholders’ equity	236,140		215,335
Total Liabilities and Equity	$292,328		$257,402

Selected Cash Flow Information:	13 Weeks (unaudited)		26 Weeks (Unaudited)
(in thousands)	6/26/10	6/27/09	6/26/10	6/27/09
Depreciation and amortization	$1,955	$1,857	$3,879	$3,747
Capital Expenditures	$2,174	$1,657	$4,168	$3,568